CERTIFICATE OF DESIGNATION

of

SERIES C CONVERTIBLE PREFERRED STOCK

for

PROBE MANUFACTURING, INC.

PROBE MANUFACTURING, INC., a Nevada corporation (the “Company”), pursuant to the appropriate provisions of Nevada Revised Statutes, does hereby make this Certificate of Designation and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Company by the Articles of Incorporation of the Company, the Board of Directors, without any shareholder action, which action was not required to be taken, duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

RESOLVED, that, pursuant to Article Three, Section 2 of the Articles of Incorporation of the Company, the Board of Directors hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional, and other special rights, and qualifications, limitations and restrictions, of a series of Preferred Stock consisting of Fifteen Thousand (15,000) shares, no par value, to be designated “Series C Convertible Preferred Stock” (the “Series C Stock”).

RESOLVED, that each share of the Series C Stock shall rank equally in all aspects and shall be subject to the following terms and provisions:

1.

Preference on Liquidation.   In the event of any voluntary or involuntary liquidation, distribution of assets (other than the payment of dividends), dissolution or winding-up of the Company, Series C Stock shall have preferential rights to the Company’s common stock (the “Common Stock”) whereby Series C Stock shall get two times (2x) return on its capital.  Once Series C Stock has recouped its two times (2x) return on capital then Series C Stock shall participate, on a pro rata basis, based on the number of shares of the Company’s common stock (the “Common Stock”) into which the Series C Stock are convertible at the time of the liquidation, distribution of assets, dissolution or winding-up.

2.

Voting Rights.  The Series C Stock shall have voting rights and voting will be on an as converted basis, with class votes for the election of directors, any transaction in which control of the Company is transferred in which the per share price consideration received by Purchaser is less than three (3) times the Purchase Price, the sale of the Company of all or substantially all of its assets, liquidation or winding up of the Company and any amendment to the Company’s by-laws or Articles of Incorporation in a manner adverse to Series C Stock.

3.

Conversion.  The holders of the Series C Stock shall have the following rights with respect to the conversion of the Series C Stock into shares of Common Stock (the “Conversion Rights”):

(a)

Conversion.  Subject to and in compliance with the provisions of this Section 3, any shares of Series C Stock may, at any time, at the option of the holder, be converted into fully paid and non-assessable shares of Common Stock (a “Conversion”).  Each share of Series C Stock shall be converted into a number of shares of Common Stock that is equal to each share being divided by the average of the 3 lowest intraday bids in the twenty (20) days prior to conversion or $0.10, which ever is greater, multiplied by 100 (1 divided by x, multiplied by 100), or 125 shares per Series C, whichever is greater.

(b) Mechanics of the Conversion.  Upon a Conversion, the holder of Series C Stock shall surrender the applicable certificate or certificates therefore, duly endorsed, at the office of the Company or any transfer agent for the Series C Stock, and shall give written notice to the Company, of the Conversion and the number of shares of Series C Stock being converted.  Thereupon, the Company shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled.  A Conversion shall be deemed to have been made at the close of the first business day after the date both notice has been given and the applicable share certificate or certificates have been delivered to the Company, provided, however, if the foregoing occurs on a business day, before the close of business, the Conversion shall be deemed to have occurred at the close of business on that day (the “Conversion Date”).  The person entitled to receive the shares of Common Stock issuable upon a Conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(c)

Adjustment for Reclassification, Exchange and Substitution.  If at any time or from time to time after the Common Stock issuable upon the conversion of the Series C Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a transaction provided for elsewhere in this Section 2), in any such event each holder of Series C Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series C Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(d)

Reorganizations, Mergers, Consolidations or Sales of Assets.  If at any time or from time to time after the date of issuance of the Series C Stock, there is a capital reorganization of the Common Stock (other than a transaction provided for elsewhere in this Section 2), as a part of such capital reorganization, provision shall be made so that the holders of the Series C Stock shall thereafter be entitled to receive upon conversion of the Series C Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof.

(e)

Notices of Record Date.  Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any sale of the Company, capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series C Stock at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (A) the date on which any such sale of the Company, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such sale of the Company, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up.

(f)

Fractional Shares.  Any fractional share of Common Stock resulting from the conversion of the Series C Stock shall be rounded up to the nearest whole share.

(g)

Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Stock.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(h)

Notices.  Any notice required by the provisions of this Section 2 shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(i)

No Impairment.  The Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holder of the Series C Stock against impairment.

4.

Redemption.

(a)

At any time, the Company may, in its sole discretion, redeem some or all of the outstanding shares of Series C Stock at a “Redemption Price” equal to the greater $120.00 per share for the first year from the date of this Certificate and after which the Redemption Price shall increase by twelve percent (12%) per year until all outstanding shares of Series C have been redeemed.

(b)

To redeem Series C Stock, the Company, at least five (5) days prior to the date on which it desires to redeem such stock (the “Redemption Date”), shall send the applicable holder of Series C Stock a notice of the redemption, provided, however, that failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceedings for the redemption of any shares of Series C Stock.  Such notice shall state:  (i) the Redemption Date; (ii) the Redemption Price; and (iii) the number of shares of Series C Stock to be redeemed.

(c)

Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require), such shares shall be redeemed by the Company at the Redemption Price.  In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof.

(d)

All shares of Series C Stock redeemed pursuant to this Section 4 shall be restored to the status of authorized and unissued shares of Series C Stock, without designation as to Series and may thereafter be reissued as shares of any series of preferred stock other than shares of Series C Stock.

[Signatures on following page]

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PROBECertificate of Designation for Series C Preferred Stock, v. 1

This Certificate of Designation has been executed and adopted on behalf of the Company as of May 25, 2006

PROBE MANUFACTURING, INC.

By:  /s/ Reza Zarif

        Reza Zarif, Chief Executive Officer

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PROBE Certificate of Designation for Series C Preferred Stock, v. 1